Exhibit 99.1

Allison Transmission Announces Third Quarter 2018 Results

•	Net Sales of $692 million, up 16 percent year-over-year

•	Net Income of $167 million, up 50 percent year-over-year

•	Diluted EPS of $1.27, up 69 percent year-over-year

•	Adjusted EBITDA of $295 million, up 22 percent year-over-year

•	Company raises full year 2018 net sales guidance to an increase in the range of 18 to 19 percent

INDIANAPOLIS, October 29, 2018 – Allison Transmission Holdings Inc. (NYSE: ALSN), the largest global provider of commercial duty fully-automatic transmissions, today reported net sales for the third quarter of $692 million, a 16 percent increase from the same period in 2017. The increase in net sales was principally driven by higher demand in the Global On-Highway, Outside North America Off-Highway and Service Parts, Support Equipment & Other end markets.

Net Income for the quarter was $167 million compared to $111 million for the same period in 2017. Adjusted EBITDA, a non-GAAP financial measure, for the quarter was $295 million compared to $241 million for the same period in 2017. Net Cash Provided by Operating Activities for the quarter was $239 million compared to $215 million for the same period in 2017. Adjusted Free Cash Flow, a non-GAAP financial measure, for the quarter was $216 million compared to $195 million for the same period in 2017.

David S. Graziosi, President and Chief Executive Officer of Allison Transmission commented, “I am pleased to report that third quarter 2018 net sales growth exceeded our expectations and the guidance ranges provided to the market on July 30, and 2018 is on track to be a record year.” Graziosi continued, “Year-over-year net sales growth of 16 percent was surpassed once again, by even stronger growth in Net Income, up 50 percent, Diluted EPS, up 69 percent and Adjusted EBITDA, up 22 percent. Also during the quarter, we continued to execute our well-defined approach to capital structure and allocation by settling $86 million of share repurchases and paying a dividend of $0.15 per share. Given third quarter 2018 results and current end markets conditions, we are raising our full year 2018 net sales guidance from an increase in the range of 15 to 18 percent to an increase in the range of 18 to 19 percent.”

Third Quarter Net Sales by End Market

End Market	Q3 2018 Net Sales ($M)	Q3 2017 Net Sales ($M)	% Variance
North America On-Highway (a)	$332	$301	10%
North America Off-Highway	$12	$17	(29%)
Defense	$42	$35	20%
Outside North America On-Highway	$96	$89	8%
Outside North America Off-Highway	$46	$14	229%
Service Parts, Support Equipment & Other	$164	$139	18%

Total Net Sales	$692	$595	16%

(a)	North America On-Highway end-market net sales are inclusive of net sales for North America Electric Hybrid-Propulsion Systems for Transit Bus.

Third Quarter Highlights

North America On-Highway end market net sales were up 10 percent from the same period in 2017 principally driven by higher demand for Rugged Duty Series models and down 3 percent on a sequential basis principally driven by lower demand for Transit Series and Pupil Transport/Shuttle models.

North America Off-Highway end market net sales were down $5 million from the same period in 2017 and down $19 million sequentially, in both cases principally driven by lower demand from hydraulic fracturing applications.

Defense end market net sales were up 20 percent from the same period in 2017 principally driven by higher Tracked and Wheeled demand and down 2 percent on a sequential basis.

Outside North America On-Highway end market net sales were up 8 percent from the same period in 2017 principally driven by higher demand in Asia and down 5 percent sequentially principally driven by lower demand in Europe.

Outside North America Off-Highway end market net sales were up $32 million from the same period in 2017 and up $22 million on a sequential basis, in both cases principally driven by improved demand in the energy, mining and construction sectors.

Service Parts, Support Equipment & Other end market net sales were up 18 percent from the same period in 2017 principally driven by higher demand for North America service parts and Global support equipment and down 3 percent sequentially principally driven by lower demand for North America Off-Highway service parts.

Gross profit for the quarter was $368 million, an increase of 22 percent from $302 million for the same period in 2017. Gross margin for the quarter was 53.2 percent, an increase of 240 basis points from a gross margin of 50.8 percent for the same period in 2017. The increase in gross profit from the same period in 2017 was principally driven by increased net sales, price increases on certain products and favorable material costs partially offset by higher manufacturing expenses commensurate with increased net sales.

Selling, general and administrative expenses for the quarter were $89 million, an increase of $11 million from $78 million for the same period in 2017. The increase was principally driven by higher warranty expense commensurate with increased net sales, favorable dual power inverter module (“DPIM”) extended coverage and product warranty adjustments in 2017 that did not recur in 2018 and increased commercial activities spending.

Engineering – research and development expenses for the quarter were $33 million, an increase of $7 million from $26 million for the same period in 2017. The increase was principally driven by increased product initiatives spending.

Income tax expense for the quarter was $51 million, resulting in an effective tax rate of 23% compared to $59 million of income tax expense and an effective tax rate of 35% for the same period in 2017. The decrease in effective tax rate was principally driven by the U.S. Tax Cuts and Jobs Act enacted into law in December 2017.

Net income for the quarter was $167 million compared to $111 million for the same period in 2017. The increase was principally driven by increased gross profit and lower income tax expense partially offset by increased selling, general and administrative expenses and increased product initiatives spending.

Net cash provided by operating activities was $239 million compared to $215 million for the same period in 2017. The increase was principally driven by increased gross profit and decreased cash interest expense partially offset by higher operating working capital requirements, increased product initiatives spending, increased cash income taxes and increased commercial activities spending.

Third Quarter Non-GAAP Financial Measures

Adjusted EBITDA for the quarter was $295 million compared to $241 million for the same period in 2017, an increase of $54 million. The increase in Adjusted EBITDA was principally driven by increased net sales, price increases on certain products and favorable material costs partially offset by increased selling, general and administrative expenses, increased product initiatives spending, and increased manufacturing expenses commensurate with increased net sales.

Adjusted Free Cash Flow for the quarter was $216 million compared to $195 million for the same period in 2017, an increase of $21 million. The increase was principally driven by increased cash provided by operating activities partially offset by increased capital expenditures.

Full Year 2018 Guidance Update

Our updated full year 2018 guidance includes a year-over-year net sales increase in the range of 18 to 19 percent, Net Income in the range of $600 to $620 million, Adjusted EBITDA in the range of $1,090 to $1,110 million, Net Cash Provided by Operating Activities in the range of $785 to $805 million, and Adjusted Free Cash Flow in the range of $685 to $715 million. Capital expenditures are expected to be in the range of $90 to $100 million and cash income taxes are expected to be in the range of $100 to $110 million.

Allison’s full year 2018 net sales guidance reflects increased demand in the Global On-Highway and Global Off-Highway products, price increases on certain products and continued execution of our growth initiatives.

Although we are not providing specific fourth quarter 2018 guidance, Allison does expect fourth quarter net sales to be up from the same period in 2017 and down sequentially.

Conference Call and Webcast

The company will host a conference call at 8:00 a.m. ET on Tuesday, October 30 to discuss its third quarter 2018 results. The dial-in number is 1-201-389-0878 and the U.S. toll-free dial-in number is 1-877-425-9470. A live webcast of the conference call will also be available online at http://ir.allisontransmission.com.

For those unable to participate on the conference call, a replay will be available from 11:00 a.m. ET on October 30 until 11:59 p.m. ET on November 6. The replay dial-in number is 1-844-512-2921 and the international replay dial-in number is 1-412-317-6671. The replay passcode is 13683625.

About Allison Transmission

Allison Transmission (NYSE: ALSN) is the world’s largest manufacturer of fully automatic transmissions for medium- and heavy-duty commercial vehicles and is a leader in electric hybrid-propulsion systems for city buses. Allison transmissions are used in a variety of applications including refuse, construction, fire, distribution, bus, motorhomes, defense and energy. Founded in 1915, the company is headquartered in Indianapolis, Indiana, USA and employs approximately 2,700 people worldwide. With a market presence in more than 80 countries, Allison has regional headquarters in the Netherlands, China and Brazil with manufacturing facilities in the U.S., Hungary and India. Allison also has approximately 1,400 independent distributor and dealer locations worldwide. For more information, visit allisontransmission.com.

Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical fact contained in this press release are forward-looking statements, including all statements regarding future financial results. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plans,” “project,” “anticipate,” “believe,” “estimate,” “predict,” “intend,” “forecast,” “could,” “potential,” “continue” or the negative of these terms or other similar terms or phrases. Forward-looking statements are not guarantees of future performance and involve known and unknown risks. Factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made include, but are not limited to: risks related to our substantial indebtedness; our participation in markets that are competitive; the highly cyclical industries in which certain of our end users operate; uncertainty in the global regulatory and business environments in which we operate; the failure of markets outside North America to increase adoption of fully-automatic transmissions; the concentration of our net sales in our top five customers and the loss of any one of these; our ability to prepare for, respond to and successfully achieve our objectives relating to technological and market developments, competitive threats and changing customer needs; U.S. and foreign defense spending; general economic and industry conditions; increases in cost, disruption of supply or shortage of raw materials or components used in our products; the discovery of defects in our products, resulting in delays in new model launches, recall campaigns and/or increased warranty costs and reduction in future sales or damage to our brand and reputation; risks associated with our international operations, including increased trade protectionism; future reductions or changes in government subsidies for hybrid vehicles and other external factors impacting demand; labor strikes, work stoppages or similar labor disputes, which could significantly disrupt our operations or those of our principal customers; our intention to pay dividends and repurchase shares of our common stock and other risks and uncertainties associated with our business described in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that the expectations will be attained or that any deviation will not be material. All information is as of the date of this press release, and we undertake no obligation to update any forward-looking statement to conform the statement to actual results or changes in expectations.

Use of Non-GAAP Financial Measures

This press release contains information about Allison’s financial results and forward-looking estimates of financial results which are not presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Such non-GAAP financial measures are reconciled to their closest GAAP financial measures at the end of this press release. Non-GAAP financial measures should not be considered in isolation or as a substitute for our reported results prepared in accordance with GAAP and, as calculated, may not be comparable to other similarly titled measures of other companies.

We use Adjusted EBITDA and Adjusted EBITDA as a percent of net sales to measure our operating profitability. We believe that Adjusted EBITDA and Adjusted EBITDA as a percent of net sales provide management, investors and creditors with useful measures of the operational results of our business and increase the period-to-period comparability of our operating profitability and comparability with other companies. Adjusted EBITDA as a percent of net sales is also used in the calculation of management’s incentive compensation program. The most directly comparable GAAP measure to Adjusted EBITDA is Net income. The most directly comparable GAAP measure to Adjusted EBITDA as a percent of net sales is Net Income as a percent of net sales. Adjusted EBITDA is calculated as the earnings before interest expense, income tax expense, amortization of intangible assets, depreciation of property, plant and equipment and other adjustments as defined by Allison Transmission, Inc.’s, the Company’s wholly-owned subsidiary, Senior Secured Credit Facility Term B-3 Loan due 2022. Adjusted EBITDA as a percent of net sales is calculated as Adjusted EBITDA divided by net sales.

We use Adjusted Free Cash Flow to evaluate the amount of cash generated by our business that, after the capital investment needed to maintain and grow our business and certain mandatory debt service requirements, can be used for the repayment of debt, stockholder distributions and strategic opportunities, including investing in our business. We believe that Adjusted Free Cash Flow enhances the understanding of the cash flows of our business for management, investors and creditors. Adjusted Free Cash Flow is also used in the calculation of management’s incentive compensation program. The most directly comparable GAAP measure to Adjusted Free Cash Flow is Net cash provided by operating activities. Adjusted Free Cash Flow is calculated as Net cash provided by operating activities after additions of long-lived assets.

Attachment

•	Condensed Consolidated Statements of Operations

•	Condensed Consolidated Balance Sheets

•	Condensed Consolidated Statements of Cash Flows

•	Reconciliation of GAAP to Non-GAAP Financial Measures

•	Reconciliation of GAAP to Non-GAAP Financial Measures for Full Year Guidance

Contacts

Investor Relations

ir@allisontransmission.com

(317) 242-3078

Media Relations

media@allisontransmission.com

(317) 242-5000

Allison Transmission Holdings, Inc.

Condensed Consolidated Statements of Operations

(Unaudited, dollars in millions, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
Net sales	$692	$595	$2,066	$1,674
Cost of sales	324	293	982	831

Gross profit	368	302	1,084	843
Selling, general and administrative	89	78	274	245
Engineering - research and development	33	26	94	74

Operating income	246	198	716	524
Interest expense, net	(30)	(26)	(90)	(78)
Other income (expense), net	2	(2)	5	(3)

Income before income taxes	218	170	631	443
Income tax expense	(51)	(59)	(139)	(154)

Net income	$167	$111	$492	$289

Basic earnings per share attributable to common stockholders	$1.28	$0.75	$3.66	$1.91

Diluted earnings per share attributable to common stockholders	$1.27	$0.75	$3.64	$1.90

Allison Transmission Holdings, Inc.

Condensed Consolidated Balance Sheets

(Unaudited, dollars in millions)

	September 30,	December 31,
	2018	2017
ASSETS
Current Assets
Cash and cash equivalents	$221	$199
Accounts receivable	335	221
Inventories	166	154
Income taxes receivable	18	33
Other current assets	24	25

Total Current Assets	764	632
Property, plant and equipment, net	448	448
Intangible assets, net	1,087	1,153
Goodwill	1,941	1,941
Other non-current assets	45	31

TOTAL ASSETS	$4,285	$4,205

LIABILITIES
Current Liabilities
Accounts payable	$198	$159
Product warranty liability	26	22
Current portion of long-term debt	—	12
Deferred revenue	35	41
Other current liabilities	189	183

Total Current Liabilities	448	417
Product warranty liability	41	33
Deferred revenue	89	75
Long-term debt	2,522	2,534
Deferred income taxes	322	276
Other non-current liabilities	179	181

TOTAL LIABILITIES	3,601	3,516
TOTAL STOCKHOLDERS’ EQUITY	684	689

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$4,285	$4,205

Allison Transmission Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited, dollars in millions)

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
Net cash provided by operating activities	$239	$215	$605	$492
Net cash used for investing activities (a)	(23)	(20)	(52)	(43)
Net cash used for financing activities	(90)	(71)	(529)	(447)
Effect of exchange rate changes on cash	(1)	1	(2)	3

Net increase in cash and cash equivalents	125	125	22	5
Cash and cash equivalents at beginning of period	96	85	199	205

Cash and cash equivalents at end of period	$221	$210	$221	$210

Supplemental disclosures:
Interest paid	$11	$16	$68	$71
Income taxes paid	$34	$31	$80	$65

(a) Additions of long-lived assets	$(23)	$(20)	$(52)	$(40)

Allison Transmission Holdings, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited, dollars in millions)

	Three months ended		Nine months ended
	September 30,		September 30,
	2018	2017	2018	2017
Net income (GAAP)	$167	$111	$492	$289
plus:
Income tax expense	51	59	139	154
Interest expense, net	30	26	90	78
Amortization of intangible assets	22	22	66	67
Depreciation of property, plant and equipment	19	21	58	60
Stock-based compensation expense (a)	3	2	9	8
UAW Local 933 retirement incentive (b)	—	—	7	—
Unrealized loss on foreign exchange (c)	3	2	6	1
Technology-related investment expense (d)	—	—	—	3
Dual power inverter module units extended coverage (e)	—	(2)	—	(2)

Adjusted EBITDA (Non-GAAP)	$295	$241	$867	$658

Net sales (GAAP)	$692	$595	$2,066	$1,674
Net income as a percent of net sales (GAAP)	24.1%	18.7%	23.8%	17.3%
Adjusted EBITDA as a percent of net sales (Non-GAAP)	42.6%	40.5%	42.0%	39.3%
Net Cash Provided by Operating Activities (GAAP)	$239	$215	$605	$492
Deductions to Reconcile to Adjusted Free Cash Flow:
Additions of long-lived assets	(23)	(20)	(52)	(40)

Adjusted Free Cash Flow (Non-GAAP)	$216	$195	$553	$452

(a)	Represents employee stock compensation expense (recorded in Cost of sales, Selling, general and administrative, and Engineering – research and development).
(b)

Represents a charge (recorded in Cost of sales) related to a retirement incentive program for certain employees represented by the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America (“UAW”) pursuant to the UAW Local 933 collective bargaining agreement effective through November 2023.

(c)	Represents losses (recorded in Other income (expense), net) on intercompany financing transactions related to investments in plant assets for our India facility.
(d)	Represents a charge (recorded in Other income (expense), net) for investments in co-development agreements to expand our position in transmission technologies.
(e)

Represents an adjustment (recorded in Selling, general and administrative) associated with the Dual Power Inverter Module (“DPIM”) extended coverage program liability. The DPIM liability will continue to be reviewed for any changes in estimates as additional claims data and field information become available.

Allison Transmission Holdings, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures for Full Year Guidance

(Unaudited, dollars in millions)

	Guidance
	Year Ending December 31, 2018
	Low	High
Net Income (GAAP)	$600	$620
plus:
Income tax expense	171	173
Interest expense, net	122	120
Depreciation and amortization	164	164
UAW Local 933 retirement incentive (a)	14	14
Stock-based compensation expense (b)	13	13
Unrealized loss on foreign exchange (c)	6	6

Adjusted EBITDA (Non-GAAP)	$1,090	$1,110

Net Cash Provided by Operating Activities (GAAP)	$785	$805
Deductions to Reconcile to Adjusted Free Cash Flow:
Additions of long-lived assets	(100)	(90)

Adjusted Free Cash Flow (Non-GAAP)	$685	$715

(a)

Represents a charge (recorded in Cost of sales) related to a retirement incentive program for certain employees represented by the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America (“UAW”) pursuant to the UAW Local 933 collective bargaining agreement effective through November 2023.

(b)	Represents employee stock compensation expense (recorded in Cost of sales, Selling, general and administrative, and Engineering – research and development).
(c)	Represents losses (recorded in Other income (expense), net) on intercompany financing transactions related to investments in plant assets for our India facility.